Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders of

Spinnaker Exploration Company:

We consent to the incorporation by reference in the registration statement (No. 333-89894) on Form S-3 and in the registration statements (No. 333-105461, 333-89779, 333-36592 and 333-61888) on Form S-8 of Spinnaker Exploration Company and subsidiaries of our report dated February 17, 2004, with respect to the consolidated balance sheets of Spinnaker Exploration Company as of December 31, 2003 and 2002, and the related consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of Spinnaker Exploration Company. Our report on the consolidated financial statements refers to a change in the method of accounting for asset retirement obligations, effective January 1, 2003, and a change in the method of accounting for derivative instruments, effective January 1, 2001.

KPMG LLP

Houston, Texas

March 11, 2004